Exhibit 10.6

                             FIRST AMENDMENT TO THE

                             IMS HEALTH INCORPORATED

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                        EFFECTIVE AS OF SEPTEMBER 1, 1999

     1. Section 1.1 of the IMS Health Incorporated Supplemental Executive Retirement Plan (the "Plan") is hereby amended to read in its entirety as follows:

          "1.1 "ACTUARIAL EQUIVALENT VALUE" shall mean a benefit of equivalent value computed on the basis of the 1983 Group Annuity Mortality Table and interest equal to the yield on 30-year Treasury Bonds as of the last business day of the Plan Year prior to the year in which the relevant calculation occurs; provided, however, that for purposes of determining the Actuarial Equivalent Value of the amount described in Section 1.23(a) for Members or Vested Former Members who participated in the Predecessor to this Plan, the foregoing assumptions or the assumptions used in the Predecessor to this Plan shall be used, whichever produces the greater benefit for the Member or the Vested Former Member."

     2. Section 1.23(b) of the Plan is hereby amended to read in its entirety as follows:

          "(b) the retirement income payable to a Member or Vested Former Member from any `excess benefit plan' as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any plan described in Section 201(2) of ERISA, and any other contract, agreement or other arrangement providing a defined pension benefit or defined contribution retirement benefit, in any case, maintained or entered into with the Company or an Affiliated Employer (excluding this Plan, any Basic Plan, any defined contribution plan intended to meet the requirements of Code Section 401(a) and any elective plan of deferred compensation)."



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     3. Section 1.25 of the Plan is hereby amended to read in its entirety as follows:

          "1.25 "PREDECESSOR TO THIS PLAN" shall mean the Supplemental Executive Benefit Plan of The Dun & Bradstreet Corporation, as amended as of December 21, 1994."

     4. Section 1 of the Plan is hereby further amended by adding the following new Section 1.32 to the end thereof to read in its entirety as follows:

          "1.32 `PLAN ADMINISTRATOR' shall mean the Company, except that any action authorized to be taken by the Plan Administrator hereunder may also be taken by any committee or person(s) duly authorized by the Board or the duly authorized delegees of such duly authorized committee or person(s)."

     5. The Plan is hereby further amended by deleting therefrom all references to the term "Committee" and replacing therefor the term "Plan Administrator."

     6. Section 7.1 of the Plan is hereby amended to read in its entirety as follows:

          "7.1 AMENDMENT; TERMINATION. The Board of Directors of the Company, may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part; provided, however, that no termination, suspension or amendment of the Plan may adversely affect (a) a Member's or Vested Former Member's benefit under the Paln to which he or she is entitled hereunder,or, (b) a Vested Former Member's right or the right of a Surviving Spouse to receive or to continue to receive a benefit in accordance with the Plan, such benefits or rights as in effect on the date immediately preceding the date of such termination, suspension or amendment. Notwithstanding the foregoing, the Employee Benefits Committee of the Company may amend the Plan without the approval of the Board of Directors of the Company with respect to amendments that such Committee determines do not have a significant effect on the cost of the Plan."

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